UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2017

BINGO NATION INC.

(Exact name of registrant as specified in its charter)

Nevada	000-1376316	98-0492900
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

6440 SKY POINTE DRIVE, SUITE 140/149

LAS VEGAS, NV 89131

 (Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Election of Director

On March 22, 2017, the Company appointed Richard G. Hill to the Company’s Board of Directors.  This corporate action was approved by the Company’s Board of Directors and the holders of a majority of its common shares by written consent as authorized by Nevada corporate law.

Hill, age 64, served as chairman of the Oneida Nation of Wisconsin from 2008 to 2001.  He previously served as chairman from 1990-1993. Under Hill's first term as chairman, Oneida signed its first gaming compact with the State of Wisconsin.  From 1993 to 2001 Hill also served as chairman of the National Indian Gaming Association (NIGA). Based in Washington, D.C., NIGA is a non-profit organization that has grown to 184 Indian tribes, representing the interests of tribal gaming enterprises. Under Hill’s leadership, NIGA became a nationally recognized voice on Indian gaming on legislative and entrepreneurial issues and established regulatory standards and policies for tribal governmental gaming nationwide. As the main national public relations spokesperson for the organization, Hill addressed the National Press Club, Harvard Law School, Arizona State Law  School, and a variety of national and regional trade shows and other  prestigious entities, encouraging Indian self-sufficiency, self-regulation,  and integrity for gaming enterprises.

In October 2001 Hill became the first Gaming Hall of Fame inductee from the Indian gaming segment.  He was recognized for his significant role in nurturing growth of tribal gaming.  That Industry has now expanded into 497 gaming establishments operated by 244 tribes across 29 states.

Since 2001 a NIGA Chairman Emeritus, Hill formed The Hill Group LLC, to consult with various entities to identify economic development projects and partnerships in Indian Country along with equity/debt projects. He also formed RGH Holdings Inc., to assist and develop real estate both on and off reservations, including the development of the first ever off-reservation, tribal consortium hotel investment, located in Washington, D.C. The Residence Inn by Marriot where RGH identified and negotiated the $12 million tribal equity participation in a $42 million extended-stay hotel project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 24, 2017

Bingo Nation Inc.

/s/ Robert Coleridge
Robert Coleridge, President (Principal Executive Officer)